Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352–7777
Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth in Net Revenue for Third Quarter Fiscal 2010
•	Sales to wind energy industry drove quarterly product segment sales growth of 8.5% while sales and order trends also indicate signs of recovery in other industries served

•	Sustained double-digit growth in service segment with revenue increase of 10.7%

•	Net income increased by 41.2% to $0.5 million

•	Significant liquidity: Generated $4.0 million in cash from operations in the first nine months of fiscal 2010
ROCHESTER, NY, January 25, 2010 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair services, parts inspection and production model engineering, today reported financial results for its third quarter of fiscal 2010 ended December 26, 2009.
Net revenue in the third quarter of fiscal 2010 was $21.8 million, an increase of 9.2% when compared with net revenue of $20.0 million in the third quarter of fiscal 2009. Service segment net revenue, which represented 30.4% of total net revenue, was up $0.6 million, or 10.7%, to $6.6 million in the third quarter of fiscal 2010, when compared with net revenue of $6.0 million in the prior year third quarter. Product segment net sales, representing the Company’s distribution business, for the third quarter of fiscal 2010 were $15.2 million, up $1.2 million, or 8.5%, when compared with the same period of the prior fiscal year. Service and Product sales to the wind energy industry, which represented 7.3% of total net revenue, helped to drive growth in both segments. There were 61 business days in the third quarter of fiscal 2010, one less than the 62 business days in the third quarter of fiscal 2009.
Net income was $0.5 million, or $0.06 per diluted share, in the third quarter of fiscal 2010, up from net income of $0.3 million, or $0.05 per diluted share, for the same period of the prior fiscal year. Net income was positively impacted by a measurably reduced operating loss in the Company’s service segment.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “Third quarter orders and revenue provided clearer indications to us that our business, which began to stabilize in the second quarter, has now entered what we believe is a recovery phase, especially in our Product segment. This was the first quarter with quarter-over-quarter product segment growth since last fiscal year’s third quarter. Product segment gross profit margins, however, were comparatively impacted by sustained price pressure and no vendor point-of-sale rebate income. As planned, we continue to see double-digit growth in Service segment revenue although the mix of services in the quarter minimized our ability to fully leverage that growth with even greater margin improvement than realized on the volume.”
Third Quarter Fiscal 2010 Review
Gross profit was $4.8 million, or 21.8% of net revenue, in the third quarter of fiscal 2010 compared with $4.6 million, or 23.2% of net revenue, in the same period of the prior fiscal year. The increased gross profit was primarily due to increased gross profit in the Service segment, offset partially by product pricing pressures and lower manufacturer growth-based rebate income which decreased gross profit in the Company’s Product segment.
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth	Page 2
in Net Revenue for Third Quarter Fiscal 2010
January 25, 2010
Selling, marketing and warehouse expenses decreased 3.0% to $2.6 million in the third quarter of fiscal 2010 compared with $2.7 million in the same period of the prior fiscal year, an indication of the Company’s continued cost control efforts. Administrative expenses of $1.4 million in the third quarter of fiscal 2010 were relatively flat with the same period of the prior fiscal year.
Operating income for the third quarter of fiscal 2010 was $0.8 million, or 3.6% of net revenue, an increase of 27.2% when compared with $0.6 million, or 3.1% of net revenue, in the third quarter of fiscal 2009. The increase was primarily the result of higher service segment gross profit.
In the third quarter of fiscal 2010, total other expense decreased 83.8% to $16 thousand, compared with $99 thousand in the third quarter of fiscal 2009. The decrease was the result of a $34 thousand drop in interest expense due to lower debt levels and a $49 thousand decrease in other expense, primarily due to reductions in foreign currency losses. The Company has a program in place to hedge the majority of its risk to fluctuations in the value of the U.S. dollar relative to the Canadian dollar.
The effective tax rate in the third quarter of fiscal 2010 was 37.7%. For the fiscal year, the effective tax rate is expected to be in the 37% to 40% range.
Product and Service Segment Review
Transcat is uniquely positioned to serve the pharmaceutical and FDA-regulated, energy and chemical process industries as well as utilities, industrial manufacturing and other industries through its ability to bundle a broad variety of premium test and measurement instruments with quality calibration services, repair capabilities, parts inspection and production model engineering for its customers through its distribution operations in New York and Oregon and its 12 Calibration Centers of Excellence in the United States, Canada and Puerto Rico. Its automated calibration tracking and management systems, breadth of calibration disciplines and product lines, and its refined product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times, which it believes provides a competitive advantage.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to over 13,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct marketing and the Company’s website to market to end-users as well as to resellers.
Product segment net sales increased $1.2 million, or 8.5%, to $15.2 million in the third quarter of fiscal 2010 compared with $14.0 million in the same period of the prior fiscal year, with $1.1 million in sales into the wind energy industry being the primary driver of the sales growth. In addition, the Company experienced over a $0.4 million increase in pending product shipments from the end of the second quarter to the end of the third quarter of fiscal 2010 and a cumulative increase of $1.2 million since the beginning of the fiscal year. The Company believes that manufacturers’ reaction to increased production was slower than that of the increased demand it has seen in the market.
Average Product segment sales per day were $249 thousand in the third quarter of fiscal 2010 compared with $226 thousand in the same period of the prior fiscal year. Sales of the Company’s products over its website increased 13.5% to $1.2 million in the third quarter of fiscal 2010 compared with $1.1 million in the same period the prior fiscal year.
Product segment gross profit in the third quarter of fiscal 2010 was $3.3 million, or 22.0% of net product sales, compared with $3.4 million, or 24.4% of net product sales, in the third quarter of fiscal 2009. Gross margin for the Product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. The reduction in gross profit and gross margin in the third quarter of fiscal 2010 was primarily due to increased price discounting for market share retention in a competitive economic environment and lower vendor point-of-
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth	Page 3
in Net Revenue for Third Quarter Fiscal 2010
January 25, 2010
sale rebates. Vendor point-of-sale rebates are based on product segment sales growth on a year-over-year basis. The Company did not qualify for this type of rebate in the third quarter of fiscal 2010. In the third quarter of fiscal 2009, point-of-sale rebates were $0.1 million.
Product segment operating income was $0.9 million, or 5.8% of net product sales, in the third quarter of fiscal 2010 compared with $0.9 million, or 6.6% of net product sales, in the same period of the prior fiscal year.
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 140,000 calibrations at its 12 Calibration Centers of Excellence or at its customers’ locations.
Service segment net revenue was $6.6 million in the third quarter of fiscal 2010, a $0.6 million or 10.7% increase, compared with $6.0 million in the same period of the prior fiscal year. The timing of calibration orders and segment expenses can vary on a quarter-to-quarter basis based on the nature of a customers’ business and calibration requirements. In general, a trailing twelve-month trend provides a better indication of the progress of this segment. Service segment net revenue for the trailing twelve months that ended December 26, 2009 were $25.9 million, up 7.7%, when compared with $24.0 million for the trailing twelve-month period that ended December 27, 2008. Service opportunities in the wind energy industry have helped to offset weakness in the manufacturing and oil and gas industries. Approximately 7.3% of Service segment net revenue was associated with the wind energy industry.
The Company’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Historically, 15% to 20% of service segment revenue is generated from outsourcing customer equipment to third-party vendors for calibration beyond the Company’s chosen scope of capabilities. In the third quarter of fiscal 2010, 73.5% of Service segment revenue was generated by the Company’s staff of technicians while 24.0% was subcontracted to third-party vendors. The increased percentage of work performed by third-party vendors was primarily attributable to specific services provided to the wind energy industry, which fall outside the Company’s current scope of business. The Company will continue to evaluate the need for capital investments that could provide more in-house capabilities for its staff of technicians and reduce the need for third-party vendors in certain instances.
Service segment gross profit in the third quarter of fiscal 2010 was $1.4 million, or 21.4% of Service segment net revenue, up from $1.2 million, or 20.6% of Service segment net revenue, in the same period of the prior fiscal year. Driving this increase was operational leverage inherent in the Service segment as the Company is able to spread the fixed costs of its laboratory operations over higher volume. Organic in-house revenue expansion provides for full leverage potential whereas acquired revenue or growth in third-party vendor calibrations comes with associated cost structure and, although contributing to higher gross profit dollars, does not significantly contribute to margin expansion. Despite the increase in Service segment gross profit, the Company’s third quarter of fiscal 2010 service margin expansion was somewhat limited as third-party vendor calibrations contributed a significant portion of the revenue growth.
Service segment operating loss was $0.1 million for the third quarter of fiscal 2010, an improvement of $0.2 million over last year’s third quarter operating loss.
Nine-Month Review
Net revenue for the first nine months of fiscal 2010 was $57.5 million, an increase of 1.9% when compared with net revenue of $56.5 million in the first nine months of fiscal 2009. The first nine months
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth	Page 4
in Net Revenue for Third Quarter Fiscal 2010
January 25, 2010
of fiscal 2009 included nineteen weeks of operations of Westcon, Inc., which the Company acquired on August 14, 2008.
Product segment net sales were $38.4 million in the first nine months of fiscal 2010, down 2.1%, compared with $39.3 million in the same period of the prior fiscal year. Sales to wind energy customers in the first nine months of fiscal 2010 accounted for 10.1%, or $3.9 million, of net product sales. Product sales generated over the Company’s website were $3.1 million in the first nine months of fiscal 2010, up 15.9%, when compared with $2.6 million in the first nine months of fiscal 2009.
Service segment net revenue was $19.1 million in the first nine months of fiscal 2010, up 11.1%, compared with net revenue of $17.2 million in the first nine months of fiscal 2009. Approximately 5.6% was associated with the wind energy industry.
Gross margin was 22.1% for the first nine months of fiscal 2010 compared with 24.3% in the same period of the prior fiscal year. Product segment gross margin was 22.5% and 25.8% for the first nine months of fiscal 2010 and 2009, respectively. The year-over-year decrease was a result of aggressive pricing and reduced vendor volume-based rebate income. Service segment gross margin was 21.4% in the first nine months of fiscal 2010 compared with 20.8% in the same period of the prior fiscal year. Higher year-to-date organic service segment revenue drove the margin expansion.
Operating expenses declined $0.2 million to $11.7 million in the first nine months of fiscal 2010, when compared with the same period of the prior fiscal year. Year-over-year strategic investments in sales and marketing for the Service segment and wind energy industry were offset by cost control measures and reductions in performance-based management compensation. Included in the first nine months of fiscal 2009 were $0.2 million in one-time integration expenses related to the Company’s acquisition of Westcon, Inc. Operating income in the first nine months of fiscal 2010 was $1.0 million, or 1.8% of net revenue, compared with $1.7 million, or 3.1% of net revenue, in the first nine months of fiscal 2009.
Total other expense was $73 thousand in the first nine months of fiscal 2010, an improvement of 47.1%, when compared with $138 thousand in the prior year period. The decrease was the result of lower interest expense and reduced foreign currency losses.
Net income was $0.6 million, or $0.08 per diluted share, for the first nine months of fiscal 2010 compared with $1.0 million, or $0.13 per diluted share, for the same period of the prior fiscal year.
Balance Sheet and Cash Management
Net cash generated from operations was $4.0 million in the first nine months of fiscal 2010 compared with $1.3 million in the same period of the prior fiscal year. The incremental cash was used to repay long-term debt which decreased to $2.0 million at December 26, 2009, compared with $3.6 million at March 28, 2009. In the third quarter of fiscal 2010, the Company used $0.6 million for the repurchase of 143,000 shares of common stock from the beneficiaries of a former Board member’s estate at a price of $4.45 per share. In addition, $1.1 million of the cash generated was used in the second quarter of fiscal 2010 to make a holdback payment relating to the Company’s acquisition of Westcon, Inc. as certain revenue and gross profit criteria were achieved under the terms of that acquisition.
Capital expenditures were $0.9 million in the first nine months of fiscal 2010 and were primarily used for additional laboratory capabilities and information technology. This was a decrease of $0.1 million when compared with the same period of the prior fiscal year. The Company expects capital spending for fiscal 2010 to be approximately $1.2 million.
Inventory at the end of the third quarter of fiscal 2010 was $5.6 million, an increase of $0.7 million when compared with the $4.9 million of inventory at the end of the second quarter of fiscal 2010. The increase was due to inventory purchases in December 2009 in response to the increased demand in the third quarter of fiscal 2010 and anticipated sales volume for the Company’s upcoming fiscal fourth quarter.
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth	Page 5
in Net Revenue for Third Quarter Fiscal 2010
January 25, 2010
Expectations for Sustained Recovery in the Fourth Quarter of Fiscal 2010
Mr. Hadeed concluded, “We remain cautiously optimistic that recovery signs we saw in the third quarter will be sustained, and that our fourth quarter should result in strong comparisons to a much weaker prior year quarter. While it remains too early to define how product sales and service to wind energy customers will affect our overall business, we expect them to continue to support our growth objectives. Our solid cash flow and strong balance sheet will continue to allow us to make prudent and strategic investments in executing our long term strategy.”
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, parts inspection, production model engineering and repair services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical process, and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to over 13,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, parts inspection, production model engineering and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Calibration Centers of Excellence. Transcat’s calibration laboratories are ISO-9001:2000 registered and the scope of accreditation to ISO/IEC 17025 is believed to be one of the broadest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth	Page 6
in Net Revenue for Third Quarter Fiscal 2010
January 25, 2010
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
Product Sales	$15,186	$13,995	$38,424	$39,265
Service Revenue	6,637	5,997	19,102	17,190

Net Revenue	21,823	19,992	57,526	56,455

Cost of Products Sold	11,845	10,586	29,775	29,129
Cost of Services Sold	5,214	4,760	15,014	13,620

Total Cost of Products and Services Sold	17,059	15,346	44,789	42,749

Gross Profit	4,764	4,646	12,737	13,706

Selling, Marketing and Warehouse Expenses	2,585	2,666	7,593	7,409
Administrative Expenses	1,388	1,358	4,133	4,548

Total Operating Expenses	3,973	4,024	11,726	11,957

Operating Income	791	622	1,011	1,749

Interest Expense	9	43	34	70
Other Expense, net	7	56	39	68

Total Other Expense	16	99	73	138

Income Before Income Taxes	775	523	938	1,611
Provision for Income Taxes	292	181	356	611

Net Income	$483	$342	$582	$1,000

Basic Earnings Per Share	$0.07	$0.05	$0.08	$0.14
Average Shares Outstanding	7,343	7,373	7,373	7,280

Diluted Earnings Per Share	$0.06	$0.05	$0.08	$0.13
Average Shares Outstanding	7,560	7,599	7,602	7,486
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth	Page 7
in Net Revenue for Third Quarter Fiscal 2010
January 25, 2010
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	(Unaudited)
	December 26,	March 28,
	2009	2009
ASSETS
Current Assets:
Cash	$25	$59
Accounts Receivable, less allowance for doubtful accounts of $94 and $75 as of December 26, 2009 and March 28, 2009, respectively	9,997	8,981
Other Receivables	262	119
Inventory, net	5,598	4,887
Prepaid Expenses and Other Current Assets	1,160	774
Deferred Tax Asset	520	380

Total Current Assets	17,562	15,200
Property and Equipment, net	4,171	4,174
Goodwill	9,016	7,923
Intangible Asset, net	945	1,091
Deferred Tax Asset	585	635
Other Assets	381	368

Total Assets	$32,660	$29,391

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,274	$4,748
Accrued Compensation and Other Liabilities	2,291	1,757
Income Taxes Payable	105	215

Total Current Liabilities	10,670	6,720
Long-Term Debt	2,040	3,559
Other Liabilities	590	493

Total Liabilities	13,300	10,772

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,693,830 and 7,656,358 shares issued as of December 26, 2009 and March 28, 2009, respectively; 7,275,048 and 7,380,576 shares outstanding as of December 26, 2009 and March 28, 2009, respectively	3,847	3,828
Capital in Excess of Par Value	9,295	8,606
Accumulated Other Comprehensive Income	418	320
Retained Earnings	7,435	6,853
Less: Treasury Stock, at cost, 418,782 and 275,782 shares as of December 26, 2009 and March 28, 2009, respectively	(1,635)	(988)

Total Shareholders’ Equity	19,360	18,619

Total Liabilities and Shareholders’ Equity	$32,660	$29,391

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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth in Net Revenue for Third Quarter Fiscal 2010 January 25, 2010	Page 8
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	(Unaudited)
	Nine Months Ended
	December 26,	December 27,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$582	$1,000
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(86)	168
Depreciation and Amortization	1,524	1,365
Provision for Accounts Receivable and Inventory Reserves	52	111
Stock-Based Compensation Expense	530	476
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(1,143)	1,050
Inventory	(706)	308
Prepaid Expenses and Other Assets	(833)	(792)
Accounts Payable	3,526	(1,568)
Accrued Compensation and Other Liabilities	645	(522)
Income Taxes Payable	(119)	(251)

Net Cash Provided by Operating Activities	3,972	1,345

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(941)	(1,038)
Payments of Contingent Consideration	(1,093)	–
Purchase of Westcon, Inc., net of cash acquired	–	(5,641)

Net Cash Used in Investing Activities	(2,034)	(6,679)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,499)	4,945
Payments on Other Debt Obligations	(20)	(4)
Issuance of Common Stock	169	202
Repurchase of Common Stock	(647)	–
Excess Tax Benefits Related to Stock-Based Compensation	9	41

Net Cash (Used in) Provided by Financing Activities	(1,988)	5,184

Effect of Exchange Rate Changes on Cash	16	20

Net Decrease in Cash	(34)	(130)
Cash at Beginning of Period	59	208

Cash at End of Period	$25	$78

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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth in Net Revenue for Third Quarter Fiscal 2010 January 25, 2010	Page 9
TRANSCAT INC.
FISCAL 2010 THIRD QUARTER
ADDITIONAL INFORMATION
BUSINESS SEGMENT DATA
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended
	December 26, 2009	December 27, 2008	$ Change	% Change
Products
Net sales	$15,186	$13,995	$1,191	8.5%

Gross profit	3,341	3,409	(68)	(2.0%)
Margin	22.0%	24.4%

Operating income	887	925	(38)	(4.1%)
Margin	5.8%	6.6%

Services
Net revenue	$6,637	$5,997	$640	10.7%

Gross profit	1,423	1,237	186	15.0%
Margin	21.4%	20.6%

Operating loss	(96)	(303)	207	68.3%
Margin	(1.4%)	(5.1%)

Consolidated
Net revenue	$21,823	$19,992	$1,831	9.2%

Gross profit	4,764	4,646	118	2.5%
Margin	21.8%	23.2%

Operating income	791	622	169	27.2%
Margin	3.6%	3.1%
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth in Net Revenue for Third Quarter Fiscal 2010 January 25, 2010	Page 10
TRANSCAT INC.
FISCAL 2010 NINE MONTHS
ADDITIONAL INFORMATION
BUSINESS SEGMENT DATA
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Nine months ended	Nine months ended
	December 26, 2009	December 27, 2008	$ Change	% Change
Products
Net sales	$38,424	$39,265	$(841)	(2.1%)

Gross profit	8,649	10,136	(1,487)	(14.7%)
Margin	22.5%	25.8%

Operating income	1,547	2,944	(1,397)	(47.5%)
Margin	4.0%	7.5%

Services
Net revenue	$19,102	$17,190	$1,912	11.1%

Gross profit	4,088	3,570	518	14.5%
Margin	21.4%	20.8%

Operating loss	(536)	(1,195)	659	55.1%
Margin	(2.8%)	(7.0%)

Consolidated
Net revenue	$57,526	$56,455	$1,071	1.9%

Gross profit	12,737	13,706	(969)	(7.1%)
Margin	22.1%	24.3%

Operating income	1,011	1,749	(738)	(42.2%)
Margin	1.8%	3.1%
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth in Net Revenue for Third Quarter Fiscal 2010 January 25, 2010	Page 11
TRANSCAT INC.
ADDITIONAL INFORMATION
PRODUCT SEGMENT SALES BY MARKET CHANNEL
(Amounts in thousands)
(Unaudited)

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3		YTD Total	Total
Direct	$9,069	$10,079	$11,766		$30,914	80.5%
Reseller	2,028	1,724	3,217		6,969	18.1%
Freight Billed to Customers	171	167	203		541	1.4%

Total Product Sales	$11,268	$11,970	$15,186		$38,424

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	Total	Total
Direct	$10,074	$10,051	$11,147	$10,140	$41,412	80.4%
Reseller	2,039	2,699	2,675	1,906	9,319	18.1%
Freight Billed to Customers	198	209	173	169	749	1.5%

Total Product Sales	$12,311	$12,959	$13,995	$12,215	$51,480

PRODUCT SEGMENT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2010
					FY 2010
	Q1	Q2	Q3		YTD Total
Number of business days	64	63	61		188
Total Product sales	$11,268	$11,970	$15,186		$38,424
Sales per day	$176	$190	$249		$204

	FY 2009
					FY 2009
	Q1	Q2	Q3	Q4	Total
Number of business days	64	63	62	64	253
Total Product sales	$12,311	$12,959	$13,995	$12,215	$51,480
Sales per day	$192	$206	$226	$191	$203
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Transcat Reports 27.2% Increase in Operating Income on 9.2% Growth	Page 12
in Net Revenue for Third Quarter Fiscal 2010
January 25, 2010
PRODUCT SEGMENT SALES BY REGION
(Amounts in thousands)
(Unaudited)

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3		YTD Total	Total
United States	$9,349	$9,713	$12,458		$31,520	82.0%
Canada	637	773	951		2,361	6.2%
Other International	1,111	1,317	1,574		4,002	10.4%
Freight Billed to Customers	171	167	203		541	1.4%

Total	$11,268	$11,970	$15,186		$38,424

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	Total	Total
United States	$9,484	$10,066	$11,540	$9,853	$40,943	79.5%
Canada	784	999	866	797	3,446	6.7%
Other International	1,845	1,685	1,416	1,396	6,342	12.3%
Freight Billed to Customers	198	209	173	169	749	1.5%

Total	$12,311	$12,959	$13,995	$12,215	$51,480

SERVICE SEGMENT REVENUE BY TYPE
(Amounts in thousands)
(Unaudited)

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3		YTD Total	Total
Depot/On-site	$4,710	$5,045	$4,877		$14,632	76.6%
Outsourced	1,079	1,319	1,591		3,989	20.9%
Freight Billed to Customers	151	161	169		481	2.5%

Total Service Revenue	$5,940	$6,525	$6,637		$19,102

	FY 2009
					FY 2009
	Q1	Q2	Q3	Q4	Total	% of Total
Depot/On-site	$4,478	$4,441	$4,705	$5,482	$19,106	79.8%
Outsourced	911	1,065	1,093	1,064	4,133	17.3%
Freight Billed to Customers	153	145	199	203	700	2.9%

Total Service Revenue	$5,542	$5,651	$5,997	$6,749	$23,939

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